Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XO Holdings, Inc.:
We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of XO Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows and the schedule of Consolidated Valuation and Qualifying Accounts for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 16, 2007, on the December 31, 2006 consolidated financial statements and schedule refers to the adoption of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006.
/s/ KPMG LLP

McLean, Virginia
November 26, 2007